Exhibit 99.1

Kimco Realty Reports Third Quarter 2018 Results

- Operating Fundamentals Solid; Small Shop Occupancy Reaches All-Time High -

- Company Raises 2018 Guidance Ranges -

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--October 25, 2018--Kimco Realty Corp. (NYSE:KIM) today reported results for the third quarter and year-to-date period ended September 30, 2018.

Highlights:

  Reported net income available to the company’s common shareholders (“Net Income”) of $85.6 million or $0.19 per diluted share for the third quarter of 2018.
  Increased same-property net operating income (“NOI”) by 2.2% (2.3% including redevelopments) during the third quarter compared to the same period in 2017.
  Expanded pro-rata small shop occupancy to a record high of 90.8%.
  Generated new leasing spreads of 12.1%, representing the nineteenth consecutive quarter that the rental rate for new leases over the prior rent for the comparable space increased by more than 10%.
  Disposed of 10 shopping centers and two land parcels totaling 1.3 million square feet for a gross sales price of $156.8 million during the third quarter of 2018. Kimco’s share of the sales price was $153.7 million.

Financial Results

Net Income for the third quarter of 2018 was $85.6 million, or $0.19 per diluted share, compared to $102.0 million, or $0.24 per diluted share, for the third quarter of 2017. The change was primarily due to $11.0 million of higher early extinguishment of debt charges related to the redemption of the company’s $300 million 6.875% unsecured bond during the third quarter of 2018, as well as $4.4 million of lower gains on the sales of operating properties, net of impairments, on a year-over-year basis.

For the nine months ended September 30, 2018, Net Income was $366.0 million, or $0.85 per diluted share, compared to $299.0 million, or $0.70 per diluted share, for the nine months ended September 30, 2017. The increase was primarily due to:

  $51.5 million of higher gains on the sales of operating properties, net of impairments; and
  $37.9 million of lower depreciation expense on operating properties

Offset by:

  $11.0 million of higher early extinguishment of debt charges; and
  $5.2 million of lower NOI compared to the same period in 2017 as a result of the net dispositions completed during the nine months ended September 30, 2018.

Funds From Operations available to the company’s common shareholders (“NAREIT FFO”) was $144.4 million, or $0.34 per diluted share, for the third quarter 2018 compared to $165.3 million, or $0.39 per diluted share, for the third quarter 2017. NAREIT FFO for the third quarter of 2018 included $7.7 million of transactional charges (net of transactional income), compared to $3.9 million of transactional income (net of transactional charges) for the third quarter 2017. NAREIT FFO for the third quarter 2018 was additionally impacted by lower NOI compared to the same period in 2017 as a result of the company’s proactive disposition plan completed during the nine months ended September 30, 2018. Gains on sales, property impairments, and depreciation related to operating properties are excluded from the calculation of NAREIT FFO.

For the nine months ended September 30, 2018, NAREIT FFO was $474.5 million, or $1.12 per diluted share, compared to $495.4 million, or $1.17 per diluted share, for the same period last year. The change is partially attributable to $8.7 million in lower transactional income (net of transactional charges) recognized during 2018 compared to the same period in 2017 and the previously mentioned impact on NOI from the proactive disposition plan completed during the nine months ended September 30, 2018.

FFO available to the company’s common shareholders as adjusted (FFO as adjusted), which excludes the effects of non-operating impairments as well as transactional income and charges, was $152.1 million, or $0.36 per diluted share, for the third quarter 2018 compared to $161.3 million, or $0.38 per diluted share, for the third quarter 2017. For the nine months ended September 30, 2018, FFO as adjusted was $465.6 million, or $1.10 per diluted share, compared to $477.8 million, or $1.13 per diluted share, for the same period in 2017.

A reconciliation of Net Income to NAREIT FFO, FFO as adjusted and same-property NOI is provided in the tables accompanying this press release.

Operating Results

  Pro-rata occupancy ended the quarter at 95.8%, a 20-basis-point decrease from the second quarter of 2018, and flat compared to the third quarter of 2017. Third quarter 2018 occupancy was reduced 40 basis points from seven Toys R Us vacates.
  Pro-rata small shop occupancy ended the quarter at 90.8%, representing an increase of 60 basis points sequentially and an expansion of 130 basis points over the same period in 2017.
  Pro-rata anchor occupancy ended the quarter at 97.6%, representing a decrease of 50 basis points sequentially, which was fully attributable to the Toys R Us vacates. Year-over-year, anchor occupancy decreased 30 basis points.
  Pro-rata rental-rate leasing spreads increased 8.9% during the third quarter 2018, with rental rates for new leases up 12.1% and renewals/options up 7.9%.
  Generated a 2.2% increase in same-property NOI compared to the third quarter 2017, which excludes a positive 10-basis-point impact from redevelopments. For the nine months ended September 30, 2018, same-property NOI grew 3.0% compared to the same period in 2017.

Investment Activity

During the third quarter of 2018, the company sold 10 shopping centers and two land parcels totaling 1.3 million square feet for $156.8 million. Kimco’s share of the sales price was $153.7 million.

The dispositions included Skyline Village, a 190,000-square-foot property in Harrisonburg, Virginia for $32.5 million, Temple Towne Center, a 264,000-square-foot property in Temple, Texas for $26.9 million, and Kirkwood Crossing, a 253,000-square-foot property in Kirkwood, Missouri for $15.9 million.

For the nine months ended September 30, 2018, the company’s dispositions included 48 shopping centers and six land parcels, totaling 6.3 million square feet, for a gross sales price of $712.9 million. Kimco’s share of the sales price was $685.5 million. The blended cap rate for the property sales is in line with the company’s expected range of 7.50% to 8.00%.

Capital Activity

In August, the company redeemed $300.0 million of 6.875% Senior Notes due October 2019, which expanded Kimco’s consolidated debt maturity profile to 10.7 years with no unsecured debt due until 2021. As a result of this transaction, the company recognized a $12.8 million charge for the early extinguishment of debt.

2018 Full Year Guidance
Guidance (per diluted share)	Current	Previous
Net Income attributable to common shareholders:	$1.00 to $1.06	$0.92 to $1.00
NAREIT FFO:	$1.45 to $1.47	$1.43 to $1.46
FFO as adjusted:	$1.44 to $1.46	$1.43 to $1.46
Reconciliations are provided for these current forward-looking non-GAAP metrics (NAREIT FFO and FFO as adjusted) in the tables accompanying this press release.

Pro-rata Operational Assumptions	Current	Previous
Same-property NOI (excluding redevelopments):	2.30% to 2.70%	2.00% to 2.50%
Net dispositions (7.50% to 8.00% blended cap rate):	$800 million to $900 million	$700 million to $900 million
Total redevelopment & development investment:	$425 million to $475 million	$425 million to $525 million

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.28 per common share, payable on January 15, 2019, to shareholders of record on January 2, 2019.

The board of directors also declared quarterly dividends with respect to each of the company’s Class I, Class J, Class K, Class L and Class M series of cumulative redeemable preferred shares. All dividends on the preferred shares will be paid on January 15, 2019, to shareholders of record on January 2, 2019.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, October 25, 2018, at 10:00 a.m. Eastern Time (ET). The call will include a review of the company’s third quarter and year-to-date results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 1148671).

A replay will be available through January 25, 2019, by dialing 1-877-344-7529 (Passcode: 10122975). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of September 30, 2018, the company owned interests in 450 U.S. shopping centers comprising 78 million square feet of leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

The company announces material information to its investors using the company’s investor relations website (http://investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (http://blog.kimcorealty.com) and social media channels, including Facebook (http://www.facebook.com/kimcorealty), Twitter (http://www.twitter.com/kimcorealty), Youtube (http://www.youtube.com/kimcorealty) and LinkedIn (http://www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the Company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

NAREIT FFO: A supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (“NAREIT FFO”) as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding gains or losses from sales of operating real estate assets and change in control of interests, plus (i) depreciation and amortization of operating properties and (ii) impairment of depreciable real estate and in substance real estate equity investments and (iii) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect NAREIT FFO on the same basis.

The company considers NAREIT FFO an important supplemental measure of our operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present NAREIT FFO when reporting results. Comparison of our presentation of NAREIT FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

FFO as Adjusted: A supplemental non-GAAP measure that the company believes is more reflective of its core operating performance and provides investors and analysts an additional measure to compare the company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. FFO as adjusted is generally calculated by the company as NAREIT FFO excluding certain transactional income and expenses and non-operating impairments which management believes are not reflective of the results within the company’s operating real estate portfolio.

Same-Property NOI: A supplemental non-GAAP measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. The company considers same-property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate. Same-property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the period presented, and thus provides a more consistent performance measure for the comparison of the company's properties.

Same-property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees, amortization of above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense plus the company’s proportionate share of same-property NOI from unconsolidated real estate joint ventures, calculated on the same basis. The company’s method of calculating same-property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	September 30,	December 31,
	2018	2017
Assets:
Operating real estate, net of accumulated depreciation and amortization
of 2,376,667 and $2,433,053, respectively	$9,043,480	$9,817,875
Investments in and advances to real estate joint ventures	580,737	483,861
Real estate under development	540,188	402,518
Other real estate investments	191,029	217,584
Mortgages and other financing receivables	29,222	21,838
Cash and cash equivalents	146,386	238,513
Marketable securities	12,026	13,265
Accounts and notes receivable, net	183,440	189,757
Other assets	383,013	378,515
Total assets	$11,109,521	$11,763,726

Liabilities:
Notes payable, net	$4,409,500	$4,596,140
Mortgages and construction loan payable, net	477,974	882,787
Dividends payable	130,263	128,892
Other liabilities	615,613	617,617
Total liabilities	5,633,350	6,225,436
Redeemable noncontrolling interests	20,074	16,143

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,996,240 shares;
42,580 and 41,200 shares issued and outstanding (in series), respectively;
Aggregate liquidation preference $1,064,500 and $1,030,000, respectively	43	41
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 421,391,305 and 425,646,380 shares, respectively	4,214	4,256
Paid-in capital	6,117,339	6,152,764
Cumulative distributions in excess of net income	(743,346)	(761,337)
Accumulated other comprehensive loss	-	(1,480)
Total stockholders' equity	5,378,250	5,394,244
Noncontrolling interests	77,847	127,903
Total equity	5,456,097	5,522,147
Total liabilities and equity	$11,109,521	$11,763,726

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
Revenues
Revenues from rental properties	$215,049		$225,836		$668,115		$679,321
Reimbursement income	58,007		59,490		182,929		178,590
Other rental property income	5,643		5,593		16,755		15,242
Management and other fee income	4,381		3,926		12,762		12,456
Total revenues	283,080		294,845		880,561		885,609
Operating expenses
Rent	2,702		2,764		8,262		8,312
Real estate taxes	37,862		38,363		115,570		115,379
Operating and maintenance	39,265		40,262		123,921		125,539
General and administrative	21,348		21,523		67,775		63,718
Provision for doubtful accounts	1,389		701		4,571		4,201
Impairment charges	3,336		2,944		33,855		34,280
Depreciation and amortization	74,972		88,443		236,114		275,787
Total operating expenses	180,874		195,000		590,068		627,216
Operating income	102,206		99,845		290,493		258,393

Other income/(expense)
Other income, net	5,219		1,101		14,675		3,813
Interest expense	(44,081)		(47,258)		(140,458)		(139,830)
Early extinguishment of debt charges	(12,762)		(1,753)		(12,762)		(1,753)
Income from continuing operations before income taxes, net, equity in income of joint ventures, net, gain on change in control of interests
and equity in income from other real estate investments, net	50,582		51,935		151,948		120,623

Benefit for income taxes, net	315		697		983		2,224
Equity in income of joint ventures, net	16,533		9,142		52,486		37,044
Gain on change in control of interests	-		-		-		71,160
Equity in income of other real estate investments, net	5,045		19,909		24,638		61,952

Income from continuing operations	72,475		81,683		230,055		293,003

Gain on sale of operating properties/change in control of interests	28,250		40,533		180,461		62,102

Net income	100,725		122,216		410,516		355,105
Net income attributable to noncontrolling interests	(567)		(1,186)		(882)		(13,926)
Net income attributable to the Company	100,158		121,030		409,634		341,179
Preferred stock redemption charges	-		(7,014)		-		(7,014)
Preferred dividends	(14,534)		(12,059)		(43,657)		(35,169)
Net income available to the Company's common shareholders	$85,624		$101,957		$365,977		$298,996

Per common share:
Net income available to the Company: (2)
Basic	$0.19		$0.24		$0.86		$0.70
Diluted	$0.19	(1)	$0.24	(1)	$0.85	(1)	$0.70	(1)
Weighted average shares:
Basic	419,230		423,688		421,106		423,574
Diluted	419,764		424,311		422,443		424,193
Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $24 for the three months ended September 30, 2017, and $683 and $43 for the nine months ended September 30, 2018 and 2017, respectively.

Adjusted for earnings attributable from participating securities of ($604) and ($526) for the three months ended September 30, 2018 and 2017, and ($1,818) and ($1,596) for the nine months ended September 30, 2018 and 2017, respectively. Adjusted for the change in carrying amount of redeemable equity securities of ($3,918) for the three and nine months ended September 30, 2018.

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO and FFO as Adjusted Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income available to the Company's common shareholders	$85,624	$101,957	$365,977	$298,996
Gain on sale of operating properties/change in control of interests	(28,250)	(40,533)	(180,384)	(61,394)
Gain on sale of joint venture operating properties/change in control of interests	(2,554)	-	(6,103)	(72,185)
Depreciation and amortization - real estate related	74,751	87,262	230,993	272,232
Depreciation and amortization - real estate jv's	11,871	9,562	32,766	29,413
Impairments of operating properties	3,338	8,651	33,704	32,294
Benefit for income taxes (2)	-	-	-	(39)
Noncontrolling interests (2)	(411)	(1,613)	(2,470)	(3,895)
Funds from operations available to the Company's common shareholders	144,369	165,286	474,483	495,422
Transactional charges/(income), net	7,718	(3,947)	(8,855)	(17,578)
Funds from operations available to the Company's common shareholders as adjusted	$152,087	$161,339	$465,628	$477,844

Weighted average shares outstanding for FFO calculations:
Basic	419,230	423,688	421,106	423,574
Units	823	973	926	854
Dilutive effect of equity awards	534	513	515	556
Diluted (1)	420,587	425,174	422,547	424,984

FFO per common share - basic	$0.34	$0.39	$1.13	$1.17
FFO per common share - diluted (1)	$0.34	$0.39	$1.12	$1.17
FFO as adjusted per common share - diluted (1)	$0.36	$0.38	$1.10	$1.13
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $223 and $268 for the three months ended September 30, 2018 and 2017, and $787 and $688 for the nine months ended September 30, 2018 and 2017, respectively.
(2) Related to gains, impairments and depreciation on operating properties, where applicable.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income available to the Company's common shareholders	$85,624	$101,957	$365,977	$298,996
Adjustments:
Management and other fee income	(4,381)	(3,926)	(12,762)	(12,456)
General and administrative	21,348	21,523	67,775	63,718
Impairment charges	3,336	2,944	33,855	34,280
Depreciation and amortization	74,972	88,443	236,114	275,787
Interest and other expense, net	51,624	47,910	138,545	137,770
Benefit for income taxes, net	(315)	(697)	(983)	(2,224)
Gain on change in control of interests	-	-	-	(71,160)
Equity in income of other real estate investments, net	(5,045)	(19,909)	(24,638)	(61,952)
Gain on sale of operating properties/change in control of interests	(28,250)	(40,533)	(180,461)	(62,102)
Net income attributable to noncontrolling interests	567	1,186	882	13,926
Preferred stock redemption charges	-	7,014	-	7,014
Preferred dividends	14,534	12,059	43,657	35,169
Non same property net operating income	(19,053)	(34,644)	(84,830)	(108,139)
Non-operational expense from joint ventures, net	17,690	24,580	47,198	63,611
Same Property NOI	$212,651	$207,907	$630,329	$612,238

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Projected Range
	Full Year 2018
	Low	High

Diluted net income available to common shareholder	$1.00	$1.06
per common share

Depreciation & amortization	0.72	0.75

Depreciation & amortization real estate joint ventures,
net of noncontrolling interests	0.10	0.11

Gain on sale of operating properties/change in control of interests	(0.43)	(0.50)

Gain on sale of joint venture operating properties/change in control of interests	(0.01)	(0.02)

Impairments of operating properties	0.08	0.08

Noncontrolling interests	(0.01)	(0.01)

Projected FFO per diluted common share	$1.45	$1.47

Transactional income, net	(0.01)	(0.01)

Projected FFO, as adjusted per diluted common share	$1.44	$1.46
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki, 1-866-831-4297
Senior Vice President, Investor Relations and Strategy
dbujnicki@kimcorealty.com